As filed with the U.S. Securities and Exchange Commission on June 27, 2024
Registration No. 333-274704

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[_]	Pre-Effective Amendment No. ___
[X]	Post-Effective Amendment No. 2
(Check appropriate box or boxes.)

ADVISOR MANAGED PORTFOLIOS
(Exact name of registrant as specified in charter)
615 East Michigan Street
Milwaukee, WI 53202
(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (626) 914-7363

The Corporation Trust Company
1209 Orange Street
Corporation Trust Center
Wilmington, Delaware 19801
(Name and Address of Agent for Service)

Copies to:

Russell B. Simon, President Advisor Managed Portfolios c/o U.S. Bank Global Fund Services 2020 East Financial Way, Suite 100 Glendora, California 91741	Christopher D. Menconi, Esquire Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue NW Washington, D.C. 20004

This post-effective amendment No. 2 to the Registration Statement on Form N-14 of the Registrant is being filed solely to provide Exhibit 12 to Part C of the Registration Statement previously filed with the Commission on September 27, 2023.

Parts A and B of the Registration Statement filed with the Commission on September 27, 2023 and the definitive versions thereof filed with the SEC on January 12, 2024 pursuant to Rule 497 under the Securities Act are incorporated by reference herein.

PART C
Other Information
Item 15. Indemnification
Reference is made to Article VI of the Registrant’s Agreement and Declaration of Trust, Article VIII of Registrant’s By-Laws and Paragraph 6 of the Distribution Agreement.
    Pursuant to Rule 484 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant furnishes the following undertaking: “Insofar as indemnification for liability arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the U.S. Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.”
With respect to the Registrant, the general effect of these provisions is to indemnify any person (Trustee, director, officer, employee or agent, among others) who was or is a party to any proceeding by reason of their actions performed in their official or duly authorized capacity on behalf of the Trust. With respect to the distributor, the general effect of the relevant provisions is to indemnify those entities for claims arising out of any untrue statement or material fact contained in the Funds' Registration Statement, reports to shareholders or advertising and sales literature.
Item 16. Exhibits

(1)	(a)
Certificate of Trust dated February 16, 2023 was previously filed with AMP Trust's Registration Statement on Form N-1A (File Nos. 811-23859 and 333-270997) on March 30, 2023 and is incorporated herein by reference.

(b)	Agreement and Declaration of Trust dated February 16, 2023 was previously filed with AMP Trust's Registration Statement on Form N-1A on March 30, 2023 and is incorporated herein by reference.
(2)	Bylaws dated February 16, 2023 were previously filed with AMP Trust's Registration Statement on Form N-1A on March 30, 2023 and is incorporated herein by reference.
(3)	Voting Trust Agreements - Not Applicable.
(4)
Form of Agreement and Plan of Reorganization was previously filed as Appendix A with AMP Trust’s Registration Statement on Form N-14 (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.

(5)	Instruments Defining Rights of Security Holders are incorporated by reference into the Registrant’s Agreement and Declaration of Trust and Bylaws.
(6)	Form of Investment Advisory Agreement was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(7)	Form of Distribution Agreement was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(8)	Bonus or Profit Sharing Contracts - not applicable.
(9)	(a)	(i)	Form of Custody Agreement was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(ii)	Form of Exhibit to Custody Agreement was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(10)	(a)	Rule 12b-1 Plan was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(b)	Rule 18f-3 Plan was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(11)	(a)	Legal Opinion of Shares was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(b)	Consent to Use of Name was previously filed with AMP Trusts Registration Statement on Form N-14 on January 12, 2024 and is incorporated herein by reference.
(12)	Opinion and Consent of Morgan, Lewis & Bockius LLP regarding certain tax matters - filed herewith.

(13)	Material Contracts of the Registrant
(a) (i) Form of Fund Servicing Agreement was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(ii)
Form of Exhibit to Fund Servicing Agreement was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.

(b)
Form of Operating Expense Limitation Agreement was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.

(c) Form of Shareholder Servicing Plan was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(14)	(a)
Cohen Consent of Independent Registered Public Accounting Firm was previously filed with AMP Trust’s Registration Statement on Form N-14 (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.

(b)
BBD Consent of Independent Registered Public Accounting Firm was previously filed with AMP Trust’s Registration Statement on Form N-14 (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.

(15)	Omitted Financial Statements - not applicable.
(16)	(a)
Power of Attorney for Brian S. Ferrie, Wan-Chong Kung, and Christopher E. Kashmerick was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.

(b) Power of Attorney for Russell Emery was previously filed with AMP Trust’s Registration Statement on Form N-1A (File Nos. 333-274704) on September 27, 2023 and is incorporated herein by reference.
(17)	Additional exhibits - not applicable.
(18)	Type and class of securities being registered - not applicable.

Item 17. Undertakings
Not applicable.

SIGNATURES
As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Glendora and State of California, on the 27th day of June, 2024.

Advisor Managed Portfolios

By: /s/ Russell B. Simon
Russell B. Simon
President and Principal Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of June 27, 2024.

Signature	Title
Russell Emery*	Trustee
Russell Emery

Brian S. Ferrie*	Trustee
Brian S. Ferrie

Wan-Chong Kung*	Trustee
Wan-Chong Kung

Christopher E. Kashmerick*	Trustee
Christopher E. Kashmerick

/s/ Russell B. Simon	President and Principal Executive Officer
Russell B. Simon

/s/ Eric T. McCormick	Treasurer and Principal Financial Officer (principal accounting officer)
Eric T. McCormick

*By: /s/ Russell B. Simon
Russell B. Simon Attorney-In Fact pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit Number	Description

(12)	Opinion and Consent of Morgan, Lewis & Bockius LLP regarding certain tax matters